The following is a free writing prospectus.  The information in this free writing prospectus is preliminary and is subject to change.

FREE WRITING PROSPECTUS
Deutsche Alt-A Securities, Inc.

$[1,299,200,000] (Approximate)
Mortgage Loan Trust Series 2007-OA3

ACE Securities Corp. (Depositor)

Deutsche Alt-A Securities Mortgage Loan Trust, Series 2007-OA3 (Issuing Entity)

May [8], 2007

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll-free at 1-800-503-4611.  This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.  The information in this free writing prospectus is preliminary and is subject to change.  The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.  THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.  The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure.  Any such assumptions are subject to change.

The analysis in this report is based on information provided by Deutsche Alt-A Securities, Inc. (the “Depositor”).  Investors are urged to read the base prospectus and the prospectus supplement and other relevant documents filed or to be filed with the Securities and Exchange Commission because they contain important information. Such documents may be obtained without charge at the Securities and Exchange Commission's website. Once available, the base prospectus and prospectus supplement may be obtained without charge by contacting Deutsche Bank Securities, Inc.’s (“DBSI”) toll free at 1-800-503-4611. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement (collectively, the “Prospectus”). The information in this free writing prospectus is preliminary and is subject to change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.  You should consult your own counsel, accountant, and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The attached information contains certain tables and other statistical analyses (the “Computational Materials”) which have been prepared by DBSI in reliance upon information furnished by the Depositor.  Numerous assumptions were used in preparing the Computational Materials that may or may not be reflected herein.  As such, no assurance can be given as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance.  These Computational Materials should not be construed as either projections or predictions or as legal, tax, financial or accounting advice.  Any weighted average lives, yields and principal payment periods shown in the Computational Materials are based on prepayment assumptions, and changes in such prepayment assumptions may dramatically affect such weighted average lives, yields and principal payment periods.  In addition, it is possible that prepayments on the underlying assets will occur at rates slower or faster than the rates shown in the attached Computational Materials.  Furthermore, unless otherwise provided, the Computational Materials assume no losses on the underlying assets and no interest shortfalls.  The specific characteristics of the securities may differ from those shown in the Computational Materials by a permitted variance of +/- 10% prior to issuance.  Neither DBSI nor any of its affiliates makes any representation or warranty as to the actual rate or timing of payments on any of the underlying assets or the payments or yield on the securities.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued.  Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities.  You may withdraw your indication of interest at any time.

The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued.  Our obligation to sell securities to you is conditioned on the securities having the characteristics described in this free writing prospectus.  If that condition is not satisfied, we will notify you, and neither the issuer nor DBSI will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

An investor or potential investor in the certificates (and each employee, representative, or other agent of such person or entity) may disclose to any and all persons, without limitation, the tax treatment and tax structure of the transaction (as defined in United States Treasury Regulation Section 1.6011-4) and all related materials of any kind, including opinions or other tax analyses, that are provided to such person or entity. However, such person or entity may not disclose any other information relating to this transaction unless such information is related to such tax treatment and tax structure.

THIS INFORMATION IS FURNISHED TO YOU SOLELY BY DBSI AND NOT BY THE ISSUER OF THE SECURITIES OR ANY OF ITS AFFILIATES.  DBSI IS ACTING AS UNDERWRITER AND NOT ACTING AS AGENT FOR THE ISSUER IN CONNECTION WITH THE PROPOSED TRANSACTION.

FREE WRITING PROSPECTUS DATED: May [8 ], 2007

Deutsche Alt-A Securities
Mortgage Loan Trust, Series 2007-OA3
$[1,299,200,000] (Approximate)

 Subject to an aggregate permitted variance of +/-5%

All Terms and Conditions are subject to change

Class	Approximate Size(1) ($)	Collateral Type	WAL (yrs) to Pricing Speed	Pass-Through Rate	Expected Ratings (S/M/F)(4)
Offered
A-1	[779,520,000]	Negative Amortization ARMs	[3.21]	LIBOR + [ ]%(2)	[AAA/Aaa/AAA]
A-2	[324,800,000]	Negative Amortization ARMs	[3.21]	LIBOR + [ ]%(2)	[AAA/Aaa/AAA]
A-3	[194,880,000]	Negative Amortization ARMs	[3.21]	LIBOR + [ ]%(2)	[AAA/Aaa/AAA]
Non Offered
M-1	Not offered	Negative Amortization ARMs		Not offered
M-2	Not offered	Negative Amortization ARMs		Not offered
M-3	Not offered	Negative Amortization ARMs		Not offered
M-4	Not offered	Negative Amortization ARMs		Not offered
M-5	Not offered	Negative Amortization ARMs		Not offered
M-6	Not offered	Negative Amortization ARMs		Not offered
M-7	Not offered	Negative Amortization ARMs		Not offered
M-8	Not offered	Negative Amortization ARMs		Not offered
M-9	Not offered	Negative Amortization ARMs		Not offered
Total Offered	1,299,200,000
(1) The Structure is preliminary and subject to change. The variance on the individual bond sizes is + / - 10%.

(2) The Pass-Through Rates for the Class A-1, Class A-2 and Class A-3 Certificates will be variable rates equal to the lesser of (i) One-Month LIBOR plus their respective margins and (ii) the Net WAC Pass-Through Rate.  The Class A-1, Class A-2 and Class A-3 Certificates will have the benefit of the Floor Agreement and the Swap Agreement (as more fully described herein).  If the Optional Call is not exercised on the first possible date, the margins will increase to 2 times the original margins.

(3) The Pass-Through Rates for the Class  M-1, Class  M-2, Class  M-3, Class  M-4, Class  M-5,  Class  M-6, Class  M-7, Class  M-8 and Class M-9 Certificates will be variable rates equal to the lesser of (i) One-Month LIBOR plus the respective margins and (ii) the Net WAC Pass-Through Rate.  These Certificates will have the benefit of the Floor Agreement and the Swap Agreement (as more fully described herein).  If the Optional Call is not exercised on the first possible date, the margins will increase to 1.5 times the original margins.

(4) To be rated by at least 2 rating agencies.

Transaction Overview

Prior to Step Down Date or Trigger Event in effect
Principal Distribution Amount
Class A-1
(until zero)
Class A-2
(until zero)
Class A-3
(until zero)
Class M-1
(until zero)
Class M-2
(until zero)
Class M-3
(until zero)
Class M-4
(until zero)
Class M-5
(until zero)
Class M-6
(until zero)
Class M-7
(until zero)
Class M-8
(until zero)
Class M-9
(until zero)

Transaction Overview

Certificates:

■

The Class A-1, Class A-2 and Class A-3 Certificates (the “Class A Certificates” and the “Senior Certificates”) and the Class M-1, Class  M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates (the “Subordinate Certificates”).  Additionally, the trust will issue the Class CE, Class P and Class R Certificates.

Offered Certificates:	■ The Senior Certificates
,
LIBOR Certificates:	■ The Senior Certificates and the Subordinate Certificates
,
Pricing Speed:	■ 25% CPR.

Depositor:	■ Ace Securities Corp.

Master Servicer and Securities Administrator:	■ Wells Fargo Bank, N.A.

Servicers:

■

Countrywide Home Loans Servicing LP (“Countrywide Servicing”) and GMAC Mortgage. LLC ("GMACM") with respect to approximately [77.51]% and [22.49]% of the total principal balance of the Mortgage Loans as of the Cut-Off Date, respectively.  See Exhibit A to this Free Writing Prospectus for a description of Countrywide Servicing  and GMACM as servicers.

Originators:

■

The Originators of the Mortgage Loans are Countrywide Home Loans, Inc (“Countrywide”) and MortgageIT  with respect to approximately [76.50]% and [19.07]% of the total principal balance of the Mortgage Loans, as of the Cut-Off Date, respectively. The remainder of the Mortgage Loans were originated by various originators, each of which has originated less than 10.00% of the Mortgage Loans by aggregate principal balance as of the Cut-Off Date. See Exhibit B to this Free Writing Prospectus for a description of Countrywide and MortgageIT as originators.

Trustee:	■ HSBC Bank USA, National Association

Swap Provider:	■ TBD

Floor Provider:	■ TBD

Credit Risk Manager:	■ Clayton Fixed Income Services Inc.

Cut-off Date:	■ May 1, 2007.

Closing Date:	■ May 31, 2007.

Legal Structure:	■ REMIC.

Optional Call:	■ 10% Cleanup Call.

Distribution Dates:	■ 25th of each month, or next business day, commencing in June 2007.

Interest Accrual Period:

■

The interest accrual period with respect to the LIBOR Certificates and any Distribution Date will be the period beginning with the previous Distribution Date (or in the case of the first Distribution Date, the Closing Date) and ending on the day prior to such Distribution Date (calculated on an actual/360 day basis).

Settlement:	■ The price to be paid for the Offered Certificates will not include accrued interest.

ERISA:

■

[The Class A-1 Certificates are expected to be ERISA eligible. The Class A-2, Class A-3, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates may be purchased by plan investors that are certain insurance company general accounts. Prospective investors should consult legal counsel as to whether the purchase and holding of the Offered Certificates could give rise to a transaction prohibited or not otherwise permissible under ERISA, the Internal Revenue Code of 1986, as amended, or other similar laws.]

Transaction Overview

SMMEA:

■

[The Offered Certificates are expected to be SMMEA eligible.  Investors should consult legal counsel in determining the extent to which the Offered Certificates constitute legal investments for them.]

Credit Enhancement:	■ Credit Enhancement for the Offered Certificates and Subordinate Certificates will be provided by excess interest, overcollateralization, and subordination (see “Allocation of Losses” herein).

Collateral:

■

All of the mortgage loans (the “Mortgage Loans”) are 30 or 40 year fixed rate and adjustable rate loans secured by first liens on one-to four-family residential properties.  All of the Mortgage Loans are negative amortization loans.  Approximately [0.69]% of the negative amortization loans (the “Option Arm Loans” have mortgage rates that are generally fixed for an initial period from one to three months after origination and then adjust monthly or every three months.  However, the scheduled payments on the Option ARM Loans generally adjust annually on a date specified in the relate mortgage note and will be fixed based on the original fixed rate until the first payment adjustment date.  Approximately [98.43]% of the negative amortization loans (the “Hybrid Option ARM Loans”) have mortgage rates that are generally fixed for a three, five or seven year period after origination, and then adjust semiannually or annually. The scheduled payments on the Hybrid Option ARM Loans are also generally fixed for a three, five or seven year period after origination, and then adjust semiannually or annually on a date specified in the related mortgage note.  Approximately [0.88]% of the negative amortization loans (the “Fixed Rate Payment Option Loans”) have fixed mortgage rates.  The scheduled payments on the Fixed Rate Payment Option Loans adjust on a date specified in the mortgage note.    The “Mortgage Index” for the mortgage rates is the twelve-month average monthly yield on U.S. Treasury Securities adjusted to a constant maturity of one-year, as published by the Federal Reserve Board in the Federal Reserve Statistical Release “Selected Interest Rates (H.15)” (“One-year MTA”) for [0.41]% of the Mortgage Loans, One-Year LIBOR for [95.50]% of the Mortgage Loans, Six-Month LIBOR for [2.93]% of the Mortgage Loans, One-Month LIBOR for [0.26]% of the Mortgage Loans, and 11th District COFI for [0.02%] of the Mortgage Loans by balance.

NOTE:  The information related to the Mortgage Loans described herein reflects preliminary information.  It is expected that on or prior to the Closing Date, certain loans may be prepaid or otherwise removed from the pool of Mortgage Loans and additional mortgage loans may be added to the pool of Mortgage Loans.  The characteristics of the pool of mortgage loans may vary from those reflected herein and the aggregate principal balance of the Mortgage Loans as of the Closing Date may be greater than or less than the aggregate principal balance of the Mortgage Loans presented herein by up to 5%.  Consequently, the aggregate initial principal balance of the Certificates may vary up to 5% from the amounts shown herein.

Negative Amortization:

■

Since the Mortgage Loans are subject to negative amortization, the Senior Certificates and the Subordinate Certificates are subject to increases in their principal balances.  However, the amount of negative amortization that occurs in each interest accrual period with respect to each mortgage loan will be offset by principal collections for such period.  Any negative amortization in excess of principal collections (“Net Deferred Interest”) shall be allocated among the Senior Certificates and the Subordinate Certificates based on the amount of interest accrued on each such Class for the related Interest Accrual Period.

Advances:

■

Each Servicer will collect monthly payments of principal and interest on the Mortgage Loans serviced by such Servicer and will be obligated to make advances of delinquent monthly principal and interest payments.  The Servicers are required to advance delinquent payments of principal and interest on the related Mortgage Loans only to the extent such amounts are deemed recoverable.  If a Servicer fails to make any such advance, the Master Servicer will be required to do so subject to its determination of recoverability. The Servicers and the Master Servicer are entitled to be reimbursed for these advances, and therefore these advances are not a form of credit enhancement.

Compensating Interest:

■

Each Servicer will be required each month to cover interest shortfalls as a result of voluntary prepayments on Mortgage Loans serviced by such Servicer generally up to the monthly Servicing Fee payable to such Servicer.  If a Servicer fails to make any required Compensating Interest payment, the Master Servicer will be required to do so for such Distribution Date.

Administration Fee Rate:

■

The Administration Fee Rate with respect to each Mortgage Loan will be equal to the sum of (i) the servicing fee rate, (ii) the rate at which the fee payable to the Credit Risk Manager is calculated and (iii) the rate at which the premium payable in connection with any lender paid primary mortgage insurance policy is calculated, if applicable.

Transaction Overview

Administration Fee:

■

The Administration Fee with respect to each Mortgage Loan and any Distribution Date, will be equal to the product of one-twelfth of (x) the Administration Fee Rate for such Mortgage Loan multiplied by (y) the principal balance of that Mortgage Loan as of the last day of the immediately preceding due period (or as of the Initial Cut-Off Date with respect to the first Distribution Date), after giving effect to principal prepayments received during the related prepayment period.

Net Mortgage Rate:	■ The Net Mortgage Rate for each Mortgage Loan will be equal to the mortgage interest rate thereon less the Administration Fee Rate.

Net WAC Pass-Through Rate:

■

The Net WAC Pass-Through Rate for any Distribution Date and the Offered Certificates and the Subordinate Certificates is a rate per annum equal to a fraction, expressed as a percentage, (x) the numerator of which is the product of (A) 12 and (B) the amount of interest that accrued on the Mortgage Loans in the prior calendar month minus (i) the aggregate Administration Fee for each Mortgage Loan and (ii) the sum of any Net Swap Payment and Swap Termination Payment owed to the Swap Provider, in  each case for such Distribution Date, and (y) the denominator of which is the aggregate principal balance of the Mortgage Loans as of the last day of the immediately preceding due period (or as of the Initial Cut-Off Date with respect to the first Distribution Date), after giving effect to principal prepayments received during the related prepayment period, subject to adjustment based on the actual number of days elapsed.

Interest Remittance Amount:

■

For any Distribution Date, as more fully described in the pooling and servicing agreement, will equal the sum of the following amounts:

(1)

all interest received by or on behalf of each servicer with respect to the Mortgage Loans by the Determination Date for such Distribution Date and not previously distributed;

(2)

all Advances in respect of interest made by a servicer and/or the master servicer with respect to Mortgage Loans for that Distribution Date;

(3)

any amounts paid as Compensating Interest on the Mortgage Loans by a servicer and/or the master servicer for that Distribution Date;

(4)

the interest portions of the total amount deposited in the Distribution Account in connection with the repurchase of any Mortgage Loan by the depositor or the sponsor; and

(5)

the interest portions of the total amount deposited in the Distribution Account in connection with the optional termination of the trust fund;

minus the sum of the following amounts:

(1)

all scheduled payments of interest collected on the Mortgage Loans but due on a date after the related Due Date;

(2)

all interest paid by the mortgagors in connection with partial principal prepayments received with respect to the Mortgage Loans after the related Prepayment Period;

(3)

all interest paid by the mortgagors in connection with prepayments in full received with respect to the Mortgage Loans after the related Prepayment Period;

(4)

all amounts (other than Advances in respect of principal) reimbursable to a servicer pursuant to the terms of the related Servicing Agreement or to the master servicer, the securities administrator, the trustee or the custodians pursuant to the terms of the Pooling and Servicing Agreement or the Custodial Agreements; and

(5)

any fees payable to the servicers, the master servicer, the credit risk manager and any premiums payable in connection with any lender paid primary mortgage insurance policies for the related Due Period.

Transaction Overview

Interest Funds:

For any Distribution Date is equal to the sum of (i) the Interest Remittance Amount for such Distribution Date and (ii) the aggregate Deferred Interest for the Mortgage Loans for the related Due Date up to the Principal Remittance Amount for that Distribution Date.

Principal Remittance Amount:

■

For any Distribution Date, as more fully described in the pooling and servicing agreement, will equal the sum of the following amounts:

(1)

the total amount of all principal received by or on behalf of each servicer with respect to the Mortgage Loans by the Determination Date for such Distribution Date and not previously distributed (including liquidation proceeds, condemnation proceeds, insurance proceeds and subsequent recoveries);

(2)

all Advances in respect of principal made by a servicer and/or the master servicer with respect to Mortgage Loans for that Distribution Date;

(3)

the principal portions of the total amount deposited in the Distribution Account in connection with the repurchase of any Mortgage Loan by the depositor or the sponsor; and

(4)

the principal portions of the total amount deposited in the Distribution Account in connection with the optional termination of the trust fund;

minus, the sum of the following amounts:

(1)

all scheduled payments of principal collected on the Mortgage Loans but due on a date after the related Due Date;

(2)

all partial principal prepayments received with respect to the Mortgage Loans after the related Prepayment Period, excluding all interest paid by the mortgagors in connection with such partial principal prepayments;

(3)

all prepayments in full received with respect to the Mortgage Loans after the related Prepayment Period, excluding all interest paid by the mortgagors in connection with such prepayments in full;

(4)

liquidation proceeds, insurance proceeds, condemnation proceeds and subsequent recoveries received on the Mortgage Loans after the related Prepayment Period;

(5)

all Advances in respect of principal to a servicer pursuant to the terms of the related Servicing Agreement or to the master servicer, the securities administrator, the trustee or the custodians pursuant to the terms of the Pooling and Servicing Agreement or the applicable Custodial Agreement; and

(6)

all other amounts reimbursable to a servicer pursuant to the terms of the related Servicing Agreement or to the master servicer, the securities administrator, the trustee or the custodians pursuant to the terms of the Pooling and Servicing Agreement or the applicable Custodial Agreement for the related Due Period to the extent not reimbursed from the Interest Remittance Amount for the related Due Period.

Principal Funds:

For any Distribution Date is equal to the excess, if any, of (i) the Principal Remittance Amount for that Distribution Date over (ii) the aggregate Deferred Interest for the Mortgage Loans for the related Due Date.

Transaction Overview

Deferred Interest:

With respect to each Mortgage Loan and each related Due Date, the excess, if any, of the amount of interest accrued on such Mortgage Loan from the preceding Due Date to such Due Date over the interest portion of the monthly payment due for such Due Date. Such excess may occur because the mortgage rates of the Mortgage Loans adjust monthly, while the monthly payment generally adjusts annually, or as a result of the application of the Payment Caps, in either case, resulting in negative amortization.

Net Deferred Interest:

With respect to any Distribution Date, the excess, if any, of the aggregate Deferred Interest for each Mortgage Loan for the related Due Date, over the aggregate Principal Remittance Amount for such Distribution Date.

Available Funds:	For any Distribution Date, the sum of the Principal Funds and the Interest Funds for such Distribution Date.

Transaction Overview (Cont.)

Net WAC Rate Carryover Amount:

■

With respect to any Distribution Date on which the related Pass-Through Rate for the Offered Certificates and Subordinate Certificates is limited to the Net WAC Pass-Through Rate, the Net WAC Rate Carryover Amount is an amount equal to the sum of (i) the excess of (x) the amount of interest such certificates would have been entitled to receive on such Distribution Date if the Net WAC Pass-Through Rate had not been applicable to such certificates on such Distribution Date over (y) the amount of interest accrued on such Distribution Date at the Net WAC Pass-Through Rate plus (ii) the related Net WAC Rate Carryover Amount for any previous Distribution Date not previously distributed, together with interest thereon at a rate equal to the related Pass-Through Rate for such class of certificates for the most recently ended Interest Accrual Period determined without taking into account the Net WAC Pass-Through Rate.

The Floor Agreement:

■

On and after the Distribution Date in December 2007 to and including the Distribution Date in April 2008, the Offered Certificates and the Subordinate Certificates will have the benefit of the interest rate floor contract. Such interest rate floor contract is intended to partially mitigate the interest rate risk that could result from the difference on a Distribution Date between (i) One-Month LIBOR plus the margin applicable for each such Certificate for such Distribution Date and (ii) the Net WAC Pass-Through Rate. With respect to each applicable Distribution Date the amount payable by the Floor Provider will equal the product of (i) the excess (if any) of (x) the Floor Ceiling Rate for such Distribution Date (as indicated on the attached Preliminary Floor Schedule) over (y) the greater of  (a) One-Month LIBOR (as determined pursuant to the Floor Agreement) and (b) the Floor Strike Rate for such Distribution Date (as indicated on the attached Preliminary Floor Schedule), (ii) the Floor Notional Amount (as indicated on the attached Preliminary Floor Schedule) for such Distribution Date (as indicated on the attached Preliminary Floor Schedule), and (iii) a fraction, the numerator of which is the actual number of days in the related interest accrual period and the denominator of which is 360.

■

Any amounts received from the Floor Provider will be deposited in an account (the “Floor Account”). The Floor Agreement, the Floor Account and any payments made by the Floor Provider thereunder will be assets of the Trust but will not be assets of the REMIC.

■

On each Distribution Date, the Securities Administrator will distribute to the Offered Certificates, Subordinate Certificates and Class CE Certificates all amounts received under the Floor Agreement and on deposit in the Floor Account as follows:

(i)

first, to the Senior Certificates, any unpaid interest (other than Net Deferred Interest), pro rata, including any accrued unpaid interest from prior Distribution Dates, to the extent not covered after the application of available funds;

(ii)

second, to the Subordinate Certificates, sequentially, in the order of their numerical class designations, any unpaid interest (other than Net Deferred Interest), including any accrued unpaid interest from prior Distribution Dates, to the extent not covered after the application of Net Monthly Excess Cashflow;

(iii)

third, to the Class A-1, Class A-2 and Class A-3 Certificates, sequentially, in that order, in each case up to the Allocated Realized Loss Amount related to each such class of certificates for such Distribution Date remaining undistributed after distribution of the Net Monthly Excess Cashflow;

(iv)

fourth, to the Subordinate Certificates sequentially, in the order of their numerical class designations, in each case up to the Allocated Realized Loss Amount related to such certificates for such Distribution Date remaining undistributed after distribution of the Net Monthly Excess Cashflow;

(v)

fifth, to the Offered Certificates and Subordinate Certificates, any principal in accordance with the principal payment provisions described below, in an amount necessary to maintain the applicable Overcollateralization Target Amount, to the extent not covered after the application of Net Monthly Excess Cashflow; provided that any amount paid pursuant to this priority (v) on any Distribution Date cannot exceed the excess of the sum of all Realized Losses sustained as of such Distribution Date over the sum of all amounts paid pursuant to this priority (v) on all prior Distribution Dates and all amounts paid pursuant to priority (iii) and (iv) above on such Distribution date and on all prior Distribution Dates;

(vi)

sixth, to the Senior Certificates, pro rata and then to the Subordinate Certificates, sequentially, in the order of their numerical class designations, the Net WAC Rate Carryover Amounts to the extent not covered after the application of Net Monthly Excess Cashflow; and

(vii)

seventh, to the Class CE Certificates, any remaining amounts;

Transaction Overview (Cont.)

The Swap Agreement:

On the Closing Date, the Trustee will enter into a swap agreement (“Swap Agreement”) with the Swap Provider described in the final prospectus supplement.  Swap Agreement  will have an initial notional amount of $[1,400,000,000].  Beginning with the Distribution Date in June 2007, the Trust (through a supplemental interest trust) will be obligated to pay an amount equal to [5.03]% per annum on the notional amount as set forth in Swap Agreement to the Swap Provider and the Swap Provider will be obligated to pay to the supplemental interest trust, for the benefit of the holders of the Certificates, an amount equal to one-month LIBOR on the notional amount as set forth in Swap Agreement, until Swap Agreement  is terminated.  Only the Net Swap Payment will be paid by the appropriate party. See the Swap Agreement Schedule attached hereto.

Any Net Swap Payments received under the Swap Agreement will be deposited in an account (the “Swap Account”) in the Supplemental Interest Trust and will be paid as follows:

1.

To pay any Net Swap Payment or any Swap Termination Payment (not caused by a Swap Provider Trigger Event (as defined in the Swap Agreement)) owed to the Swap Provider.

2.

To pay any unpaid interest on the Senior Certificates including any accrued unpaid interest from prior Distribution Dates, on a pro rata basis, and then to pay any unpaid interest including any accrued unpaid interest from prior Distribution Dates to the Subordinate Certificates, sequentially, in accordance with the interest payment priority described below.

3.

To pay Allocated Realized Loss Amounts* to the Class A-1, Class A-2 and Class A-3 Certificates, sequentially, in that order, in each case up to the Allocated Realized Loss Amount related to each such class of certificates for such Distribution Date and then to the Subordinate Certificates, sequentially, in accordance with the principal payment priority described below.

4.

To pay any principal to the LIBOR Certificates in accordance with the principal payment provisions described below in an amount necessary to restore or maintain the Required Overcollateralization Amount.*

5.

To pay the Net WAC Rate Carryover Amount on the LIBOR Certificates remaining unpaid in the same order of priority as described below.

6.

To pay any Swap Termination Payment (caused by a Swap Provider Trigger Event under the Swap Agreement(s)) owed to the Swap Provider.

7.

To pay any remaining amount to the Class CE Certificates.

* Notwithstanding the foregoing, the cumulative amount paid pursuant to clauses 3 and 4 shall at no time be permitted to exceed the cumulative amount of realized losses incurred on the Mortgage Loans from and after the Cut-Off Date.

Upon early termination of a Swap Agreement for various events of default and termination events specified in the Swap Agreement, the Supplemental Interest Trust or the Swap Provider may be liable to make a termination payment (a ‘‘Swap Termination Payment’’) to the other party (regardless of which party caused the termination).  The Swap Termination Payment will be computed in accordance with the procedures set forth in the relevant Swap Agreement. In the event that the Securities Administrator, on behalf of the Supplemental Interest Trust, is required to make a Swap Termination Payment, that payment will be paid on the related Distribution Date, and on any subsequent Distribution Dates until paid in full, generally, prior to distributions to Certificateholders.

Transaction Overview (Cont.)

Principal Distribution Amount:

■

The Principal Distribution Amount for any Distribution Date will equal (i) the Principal Funds for such Distribution Date plus (ii) any Overcollateralization Increase Amount minus (iii) the amount of any Overcollateralization Reduction Amount for such Distribution Date and any amounts payable or reimbursable therefrom to the servicers, the trustee, the custodian, the master servicer or the securities administrator prior to distributions being made on the Senior Certificates and Subordinate Certificates.  In no event will the Principal Distribution Amount with respect to any Distribution Date be less than zero or greater than the then outstanding aggregate Certificate Principal Balance of the Senior Certificates and Subordinate Certificates.

Transaction Overview (Cont.)

Senior Principal Distribution Amount:

■

For any Distribution Date will equal the excess of: (1) the aggregate Certificate Principal Balance of the Senior Certificates immediately prior to such Distribution Date, over (2) the lesser of (A) the product of (i) (x) [82.00]% on any Distribution Date on or after the Stepdown Date and prior to the Distribution Date in June 2013  or (y) [85.60]% on or after the Distribution Date in June 2013 and (ii) the aggregate Stated Principal Balance of the  Mortgage Loans as of the due date in the month of that Distribution Date (after giving effect to unscheduled principal collections received in the related prepayment period) and (B) the aggregate Stated Principal Balance of the Mortgage Loans as of the due date in the month of that Distribution Date (after giving effect to unscheduled principal collections received in the related prepayment period) minus the OC Floor.

Subordinate Principal Distribution Amount

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For any class of  Subordinate Certificates and Distribution Date, will equal the excess of: (1) the sum of: (a) the aggregate Certificate Principal Balance of the Senior Certificates (after taking into account the distribution of the Senior Principal Distribution Amount for such Distribution Date), (b) the aggregate Certificate Principal Balance of any class(es) of Subordinate Certificates that are senior to the subject class (in each case, after taking into account the distribution of the applicable Subordinate Principal Distribution Amount(s) for such more senior class(es) of  Subordinate Certificates for such Distribution Date), and (c) the Certificate Principal Balance of such class of Subordinate Certificates immediately prior to the subject Distribution Date, over (2) the lesser of (a) the product of (x) 100% minus the applicable Stepdown Target Subordination Percentage for the subject class of Subordinate Certificates for that Distribution Date and (y) the aggregate Stated Principal Balance of the Mortgage Loans as of the due date in the month of that Distribution Date (after giving effect to unscheduled principal collections received in the related prepayment period) and (b) the aggregate Stated Principal Balance of the Mortgage Loans as of the due date in the month of that Distribution Date (after giving effect to unscheduled principal collections received in the related prepayment period) minus the OC Floor; provided, however, that if such class of Subordinate Certificates is the only class of Subordinate Certificates outstanding on such Distribution Date, that class will be entitled to receive the entire remaining Principal Funds until its Certificate Principal Balance is reduced to zero.

Required Overcollateralization Amount:

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Overcollateralization refers to the amount by which the aggregate principal balance of the Mortgage Loans exceeds the aggregate certificate principal balance of the Certificates.  This excess (the “Overcollateralization Amount”) is intended to protect the certificateholders against shortfalls in payments on the Certificates. The Required Overcollateralization Amount for the Certificates, which will be fully established at issuance, is anticipated to be approximately 1.00% of the aggregate stated principal balance of the Mortgage Loans as of the Cut-off Date.  If, due to losses, the Overcollateralization Amount is reduced below the Required Overcollateralization Amount, excess spread, if any is available, will be paid to the Certificates then entitled to receive distributions in respect of principal in order to reduce the certificate principal balance of such Certificates to the extent necessary to reach the Required Overcollateralization Amount.

Overcollateralization Increase Amount:

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Overcollateralization Increase Amount for any Distribution Date is the lesser of (i) the Net Monthly Excess Cashflow and (ii) the excess if any of the Required Overcollateralization Amount over the current Overcollateralization Amount.

Overcollateralization Reduction Amount:

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Overcollateralization Reduction Amount for any Distribution Date will be the lesser of (a) the Principal Funds on such Distribution Date and (b) the excess, if any, of (i) the Overcollateralization Amount for such Distribution Date over (ii) the Required Overcollateralization Amount for such Distribution Date.

Stepdown Date:

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The earlier of (i) the first Distribution Date on which the Certificate Principal Balances of the Senior Certificates have been reduced to zero and (ii) the later to occur of (x) the Distribution Date occurring in June 2010 and (y) the first Distribution Date on which the Credit Enhancement Percentage (calculated for this purpose only after taking into account distributions of principal on the Mortgage Loans, but prior to any distribution of principal to the holders of the Senior Certificates and Subordinate Certificates) is equal to or greater than (a) on any Distribution Date prior to the Distribution Date in June 2013, 18.00% and (b) on any Distribution Date on or after the Distribution Date in June 2013, 14.40%.

Transaction Overview (Cont.)

OC Floor:	■ An amount equal to 0.50% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

Credit Enhancement Percentage:

■

The Credit Enhancement Percentage for any class of Senior Certificates or Subordinate Certificates and any Distribution Date is the percentage obtained by dividing (x) the aggregate Certificate Principal Balance of the class or classes subordinate thereto and the Overcollateralization Amount by (y) the aggregate principal balance of the Mortgage Loans calculated after giving effect to scheduled payments of principal due during the related due period, to the extent received or advanced, and unscheduled collections of principal received during the related prepayment period, and distribution of the Principal Distribution Amount to the holders of the Senior Certificates and Subordinate Certificates then entitled to distributions of principal on such Distribution Date.

Class	Ratings (S/M/F)	Initial CE %	CE % On/After Stepdown Date and Prior to June 2013	CE % On/After June 2013
Senior	[AAA/Aaa/AAA]	[7.20]	2.50 x Initial CE %	2.00 x Initial CE %
M-1	Not offered	Not offered	2.50 x Initial CE %	2.00 x Initial CE %
M-2	Not offered	Not offered	2.50 x Initial CE %	2.00 x Initial CE %
M-3	Not offered	Not offered	2.50 x Initial CE %	2.00 x Initial CE %
M-4	Not offered	Not offered	2.50 x Initial CE %	2.00 x Initial CE %
M-5	Not offered	Not offered	2.50 x Initial CE %	2.00 x Initial CE %
M-6	Not offered	Not offered	2.50 x Initial CE %	2.00 x Initial CE %
M-7	Not offered	Not offered	2.50 x Initial CE %	2.00 x Initial CE %
M-8	Not offered	Not offered	2.50 x Initial CE %	2.00 x Initial CE %
M-9	Not offered	Not offered	2.50 x Initial CE %	2.00 x Initial CE %

Trigger Event:	■ If either a Delinquency Trigger Event or a Cumulative Loss Trigger Event exists.

Delinquency Trigger Event:

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With respect to a Distribution Date on or after the Stepdown Date, if the rolling sixty day delinquency rate for the outstanding Mortgage Loans equals or exceeds the product of (i) (x) on or after the Stepdown Date and prior to the Distribution Date in June 2013, [    ]% or (y) on or after the Distribution Date in June 2013, [    ]% and (ii) the Credit Enhancement Percentage, then a Delinquency Trigger Event exists.

Cumulative Loss Trigger Event:

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With respect to any Distribution Date on or after the Stepdown Date, if the aggregate amount of Realized Losses on the Mortgage Loans from (and including) the Cut-off Date to (and including) the related due date (reduced by the aggregate amount of subsequent recoveries received from the Cut-off Date through the prepayment period related to that due date) divided by the aggregate Scheduled Principal Balance as of the Cut-off Date exceeds the applicable percentage, for such Distribution Date, of the aggregate Stated Principal Balance of the Mortgage Loans, as set forth below, then a Cumulative Loss Trigger Event will exist:

Distribution Date Occurring in	Percentage
June 2009 to May 2010	[ ]%, plus 1/12th of [ ]% for each month thereafter
June 2010 to May 2011	[ ]%, plus 1/12th of [ ]% for each month thereafter
June 2011 to May 2012	[ ]%, plus 1/12th of [ ]% for each month thereafter
June 2012 to May 2013	[ ]%, plus 1/12th of [ ]% for each month thereafter
June 2013 to May 2014	[ ]%, plus 1/12th of [ ]% for each month thereafter
June 2014 and thereafter	[ ]%

Cashflow Description:

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The payments to the Certificates to be made on each Distribution Date, to the extent of the available funds from the Mortgage Loans will be made according to the following priority:

First, Interest Funds will be distributed as follows:

      1.    first, payments to the Supplemental Interest Trust of any Net Swap Payment or  Swap Termination Payment (not caused by a Swap Provider Trigger Event (as defined in the Swap Agreement)) owed to the Swap Provider.

Transaction Overview (Cont.)

Cashflow Description (Continued):

      2.    second, payments of accrued and unpaid interest concurrently, to the Senior Certificates, pro rata, and any unpaid interest shortfalls from prior Distribution Dates for such classes for such Distribution Date based on their respective entitlements.

3.    third, payments of interest sequentially to the Class  M-1, Class  M-2, Class  M-3, Class  M-4, Class  M-5, Class  M-6, Class  M-7, Class M-8 and Class M-9 Certificates, in that order, calculated at a per annum rate equal to their respective Pass-Through Rates multiplied by their respective Certificate Principal Balances.

Second, Principal Funds will be distributed as follows:

    1.     first, to the Supplemental Interest Trust of any Net Swap Payment or  Swap Termination Payment (not caused by a Swap Provider Trigger Event (as defined in the Swap Agreement)) owed to the Swap Provider, to the extent remaining unpaid after distributions of Interest Funds on such Distribution Date; and

    2.     second,   (A)  For each Distribution Date prior to the Stepdown Date or on which a Trigger Event is in effect in an amount up to the Principal Distribution Amount as follows:

i.

Concurrently, to the Class A-1, Class A-2 and Class A-3 Certificates, pro rata based on Certificate Principal Balances until their respective balances are reduced to zero,

ii.

Sequentially to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, until their respective Certificate Principal Balances are reduced to zero.

                              (B)  For each Distribution Date on or after the Stepdown Date and so long as a Trigger Event is not in effect, as follows:

i.

Concurrently, to the Class A-1, Class A-2 and Class A-3 Certificates, pro rata based on Certificate Principal Balances, in an amount up to the Senior Principal Distribution Amount:

ii.

Sequentially to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, in an amount up to their respective Subordinate Principal Distribution Amounts, until their respective Certificate Principal Balances are reduced to zero.

Third, any Remaining Available Funds will be distributed as follows:

1.   first, to the Certificates then entitled to receive distributions in respect of principal in order to reduce the Certificate Principal Balance of such Certificates to the extent necessary to restore or maintain the Required Overcollateralization Amount.

2.

second, to pay any unpaid interest shortfalls on the Subordinate Certificates, on a sequential basis.

3.

third, to pay the allocated Realized Losses on the Senior Certificates, on a sequential basis, , and then on the Subordinate Certificates, on a sequential basis.

4.

fourth, to pay the Net WAC Rate Carryover Amount first, to the Senior Certificates on a pro-rata basis and second, to the Subordinate Certificates on a sequential basis.

5.

fifth, to pay any remaining amount to the Class CE, Class P and Class R Certificates in accordance with the pooling and servicing agreement.

Transaction Overview (Cont.)

Allocation of Losses:

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To the extent not covered by excess interest or overcollateralization, Realized Losses on the Mortgage Loans will be allocated to the most junior class of  Subordinate Certificates outstanding beginning with the Class M-9 Certificates, until the Certificate Principal Balance of each class of the Subordinate Certificates has been reduced to zero.

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Thereafter, Realized Losses on the Mortgage Loans will be allocated first to the Class A-3 Certificates until its Certificate Principal Balance has been reduced to zero,  then to the Class A-2 Certificates until its Certificate Principal Balance has been reduced to zero and lastly, to the Class A-1 Certificates until its Certificate Principal Balance has been reduced to zero .

Preliminary Floor Agreement Schedule*

Distribution Date	Floor Notional ($)	Floor Ceiling Rate (%)	Floor Strike Rate (%)
6/25/2007	0	0	0
7/25/2007	0	0	0
8/25/2007	0	0	0
9/25/2007	0	0	0
10/25/2007	0	0	0
11/25/2007	0	0	0
12/25/2007	779,519,203	4.654	4.117
1/25/2008	760,771,589	4.534	3.922
2/25/2008	742,479,351	4.427	3.762
3/25/2008	724,599,631	4.315	3.616
4/25/2008	707,122,985	4.215	3.474

* Subject to change based on information to be received prior to the Closing Date.

Preliminary Swap Schedule*

Distribution Date	Notional Schedule ($)	Distribution Date	Notional Schedule ($)
6/25/2007	1,400,000,000.00	10/25/2010	435,758,456.47
7/25/2007	1,386,783,013.83	11/25/2010	420,034,158.23
8/25/2007	1,381,703,830.26	12/25/2010	404,880,234.92
9/25/2007	1,374,261,849.60	1/25/2011	390,275,897.61
10/25/2007	1,362,071,621.46	2/25/2011	376,201,118.40
11/25/2007	1,349,902,059.63	3/25/2011	362,636,602.45
12/25/2007	1,335,372,147.35	4/25/2011	349,563,761.05
1/25/2008	1,318,505,045.56	5/25/2011	336,964,685.65
2/25/2008	1,299,336,219.11	6/25/2011	324,822,122.91
3/25/2008	1,277,913,572.41	7/25/2011	313,119,450.60
4/25/2008	1,254,297,488.54	8/25/2011	301,838,993.00
5/25/2008	1,228,560,766.67	9/25/2011	290,966,419.25
6/25/2008	1,200,788,453.70	10/25/2011	280,474,051.81
7/25/2008	1,171,077,566.71	11/25/2011	270,359,369.84
8/25/2008	1,139,536,704.32	12/25/2011	260,586,564.72
9/25/2008	1,106,285,545.76	1/25/2012	251,017,271.39
10/25/2008	1,071,454,237.94	2/25/2012	241,784,655.69
11/25/2008	1,035,182,671.97	3/25/2012	230,122,118.55
12/25/2008	997,619,652.32	4/25/2012	182,732,601.28
1/25/2009	961,426,175.52	5/25/2012	139,338,929.42
2/25/2009	926,552,090.90	6/25/2012	5,064,269.96
3/25/2009	892,949,091.41
4/25/2009	860,570,645.66
5/25/2009	829,371,932.39
6/25/2009	799,309,777.42
7/25/2009	770,342,592.92
8/25/2009	742,430,318.87
9/25/2009	715,534,366.75
10/25/2009	689,617,565.33
11/25/2009	664,644,108.37
12/25/2009	640,579,504.34
1/25/2010	617,390,527.99
2/25/2010	595,045,173.66
3/25/2010	573,265,265.79
4/25/2010	543,349,746.24
5/25/2010	523,720,210.32
6/25/2010	504,803,471.12
7/25/2010	486,573,523.20
8/25/2010	469,005,313.96
9/25/2010	452,074,708.65

•

Subject to change based on information to be received prior to the Closing Date.

FOR ADDITIONAL INFORMATION PLEASE CALL:

Deutsche Bank Securities

MBS Trading
Adam Yarnold	212-250-2669
Samuel Warren	212-250-2669
Florian Halili	212-250-0877

MBS Banking
Susan Valenti	212-250-3455
Patrick Lachanski	212-250-2259
Rika Yano	212-250-6997

MBS Structuring
Manu Chiranjiv	+91-22-6711-3271

MBS Analytics
Alex Lee	212-250-7826
Fan Huang	212-250-5470